Exhibit 10.2

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT
and VARIOUS OPTION AGREEMENTS

This Amendment dated April 11, 2012 to the Stock Purchase Agreement (SPA) and various Option Agreements listed below is entered into by and between MPM Technologies, Inc., a Washington corporation (MPM) and Carbon Cycle Investments LLC, a Washington limited liability corporation (CCI).

RECITALS

MPM and CCI have entered into a Stock Purchase Agreement dated February 23, 2011.

Additionally, MPM and eel have executed Various Convertible Promissory notes.

Finally, MPM and eel have entered into an Option Agreement dated October 26,2010 which was subsequently modified by an Amended and Restated Option Agreement dated December 3, 2010.

In order to facilitate the closing of the SPA, the parties now agree to the following amendments to the above agreements.

AGREEMENT

1.
MPM agrees to modify paragraph 8 of the Amended and Restated Option Agreement to authorize CCI to transfer these options to new or existing investors under terms and conditions solely determined by CCI.

2.	MPM agrees to apply the proceeds of options granted to and exercised by CCI or subsequent holders towards repaying funds advanced by CCI to MPM since the signing of the SPA.

3.
MPM and CCI wish to clarify that Section B of the SPA Recitals applies to the 3,000,000 options available to CCI pursuant to the Amended and Restated Option Agreement dated 12/3/10 and therefore any of these options which have not been exercised by entities not party to this agreement will be excluded from the calculation of the fully diluted number of shares of which CCI is entitled to arrive at a 67% total stock ownership at closing.

4.
MPM and CCI wish to clarify and affirm that the number of options granted pursuant to Convertible Promissory Notes dated 5/6/11; 4/28/11; 2/22/11; 12/3/10 and 10/26/10 shall be counted toward the 67% ownership of the fully diluted shares CCI will receive at closing by virtue of CCI exercising these options at closing per the terms of the notes.

5.
SPA section 2.4 Place and Time of Closing. On the terms and subject to the conditions set forth in the SPA, the purchase and sale of the Shares and Conversion (Closing) will take place at the offices of Carbon Cycle Investment. 1727 E Springfield Ave. Ste. C, Spokane WA 99202 or at a location agreed to by MPM and CCI at 10:00 local time on the second business day following the satisfaction and/or waiver of all the conditions set forth in Article IV (other than those conditions that by their nature are to be satisfied at the Closing, or at such other date, time or place as MPM and CCI may agree (the Closing Date).

6.	SPA section 5.10 Cancellation of Luciano and JFLI Trust Shares. Amend the number of remaining issued and outstanding shares to approximately 3,514,501.

7.
SPA section 3.7 Financial Statements. Amend the financial statements listed to include interim financial statements dated September 30, 2010 and audited consolidated financial statements dated December 31, 2010.

8.	SPA section 6.1(k) Substitute “Investor shall have received net cash receipts from investors of not less than $2,000,000 from the sale of membership interests.

9.	SPA section 10.6 Notices. Amend Investor Notices to:

Carbon Cycle Investments LLC. 1727 E Springfield Ave. Ste C Spokane, WA 99202 Attn Timothy King, President Facsimile (509)242-3214 Delete any other copies to.

10.	SPA section 10.7 Governing Law; Jurisdiction. Delete Seattle, and substitute court location to read Spokane, Washington.

11.	CCI agrees to fund operational expenditures of MPM and its subsidiaries which have received prior written approval of CCI management until the closing of the SPA.

In witness thereof, the undersigned have duly executed and delivered this agreement as of the date written above.

Carbon Cycle Investments LLC

/s/ Timothy King
Timothy King
President

MPM Technologies Inc

/s/ Robert D. Little
Robert D. Little
Corporate Secretary